[LOGO]	Exhibit 99.1

MULTI-COLOR CORPORATION ANNOUNCES MANAGEMENT CHANGES AT QUICK PAK

CINCINNATI, OHIO, March 2, 2004—Multi-Color Corporation (NASDAQ: LABL) has announced a change in the management of the Company’s Packaging Services Division –Quick Pak due to the resignation of Gordon Bonfield, President of the division. Mr. Bonfield is leaving to accept an opportunity with a non-competing company in the Cincinnati area.

“Gordon has made a valuable contribution to Multi-Color by integrating a wonderful business into our company and has developed a strong team of associates at Quick Pak”, commented Frank Gerace, President and CEO of Multi-Color Corporation. “He continues to have a strong interest in the future success of our business and will remain a member of the Board of Directors.”

Johan Pot, formerly Vice President, Sales—Quick Pak, has accepted the new position of Vice President – General Manager. As General Manager, he will be responsible for the profitable growth and day-to-day operations of the Quick Pak business. A division president will be hired to continue the growth and expansion of the division.

About Multi-Color (<http://www.multicolorcorp.com>)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has six manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com